One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President 727.214.3411, ext. 214 jlamson@fadv.com	Director - Corporate Communications 727.214.3411, ext. 212 rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ANNOUNCES

DEPARTURE OF CHIEF TECHNOLOGY OFFICER

ST. PETERSBURG, Fla., Nov. 10, 2004—First Advantage Corporation (NASDAQ: FADV), a leading risk mitigation and business solutions provider, today announced the departure of David Wachtel, chief technology officer and vice president. Wachtel has agreed to remain with the company until November 30, 2004 to ensure a smooth transition.

Wachtel assumed the position of chief technology officer when his previous employer, US SEARCH.com, Inc., merged with the screening information segment of The First American Corporation in June 2003 to form First Advantage.

Wachtel intends to pursue new opportunities after departing First Advantage.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, resident screening, motor vehicle records, investigative services, computer forensics and electronic discovery services, supply chain security, corporate tax and incentive services, and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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